FLEETCOR®

May 22, 2018

David Krantz

Via email:

Addendum to Offer Letter Dated: March 30, 2018

Dear David:

The purpose of this addendum is to clarify and document our recent discussions and the terms outlined here supercede those in your March 30, 2018 offer letter. All other terms of your original offer letter remain unchanged.

Equity

As we discussed, your participation in the Cash EPS Program and Performance-Based Restricted Stock Program will ***not*** be pro-rated for 2018. Specifically,

- Annual Restricted Stock (Cash EPS Program)
  You will be granted 875 restricted shares…valued at approximately $175,000. These shares vest if FLEETCOR achieves its 2018 Cash EPS Board approved budget and one-year post grant date*. Your 2018 grant will be 875 shares and this grant will ***not*** be pro-rated based on your hire date.

- Performance-Based Restricted Stock
  Your 2018 performance-based grant will be 5,000 shares and will ***not*** be pro-rated based on your hire date. We will agree on meaningful performance criteria for this grant and the shares will vest based on the criteria and will vest one-year post grant date*.

As a reminder, all stock (Cash EPS, Performance-Based Restricted Stock and Stock Options) require formal Compensation Committee approval which we will seek immediately.

Vesting Acceleration

Also as we discussed, in the event that you choose to resign (not for cause) during your second year of employment, we will vest the below equity as of your termination date. For the avoidance of doubt, this acceleration will not apply if you resign before June 2019 or after May 2020.

- Performance-Based Restricted Stock
  We will vest your initial grant of 5,000 performance-based restricted shares, irrespective of the attainment of the agreed upon performance criteria.

- Stock Options
  We will also vest all unvested stock options from your original 100,000 stock options granted at hire upon your resignation date.

*FLT's Equity Plan requires a minimum of one year vesting from grant date.

David, we are excited about the prospect of you joining the FLEETCOR team. We believe your prior experiences at YP Holdings and AT&T will prove very relevant to to FLEETCOR. We certainly hope you will join us. Please let us know if you have any questions.

Best Regards,

Ron Clarke

Ron Clarke, Chairman and CEO

cc: Crystal Williams

Agreed and Accepted, David Krantz

5/22/18
Date

Enclosures: Draft 2018 NEO Compensation
NA Fuel Organization Chart

FLEETCOR®

March 30, 2018

David Krantz

Via email: ,

Dear David:

It's been a pleasure getting to know you during our searh process. We appreciate the time you've invested in getting to know FLEETCOR. On behalf of FLEETCOR, I'm pleased to offer you the position of Group President, North America Fuel reporting directly to me.

In this role, you will have responsibility for:

- Five lines of business (LOBs) and accompanying shared services (see enclosed organization chart)

LOBs	**Shares Services**
- Local	- NA Fuel Sales
- Partner	- Service Design
- Trucking	- Service Operations
- Petroleum Marketer	- NA Fuel Products
- Efectivale	

- Delivering the annual revenue and profit plan for North America Fuel
- Developing annual budgets and developing 3-year growth plans to ensure double digit, organic net revenue growth
- Implementing mid-term initiatives (including new product, new sales, and new rate initiatives) to drive growth
- Hiring, developing and retaining key leaders in the North America Fuel business
- Supporting, advising and participating in FLEETCOR-wide decision-making

As we have discussed, our organization plan is to consolidate my operating executive direct reports from ten to four to one over the next year or two...in an effort to prepare FLEETCOR for succession over the mid-term. You are viewed as a high potential candidate for that journey.

The purpose of this letter is to discuss the general terms of your offer.

Cash Compensation
We are targeting your annual cash compensation to be approximately $775,000. This is in line with my top 2 or 3 direct reports.

Base Salary
Your base salary will be $400,000 per year, paid bi-weekly, in accordance with FLEETCOR's normal pay cycle.

Bonus
You will be eligible to participate in FLEETCOR's Executive Bonus Program. Your "annual" target payout for this bonus will be 50% or $200,000. Bonus payments are generally made in February/March of the following year, and require that you are actively employed and in good

standing with us at the time of payout. Your 2018 bonus payment will be prorated based on your actual start date.

Annual Restricted Stock (Cash EPS Program)
You will be granted 875 restricted shares...valued at approximately $175,000. These shares vest if FLEETCOR achieves its 2018 Cash EPS Board approved budget.

Equity
We are structuring our equity grants to you to deliver approximately $3M in grant date value each of the next three years.

Performance-Based Restricted Stock
Upon hire, we will grant you 5,000 performance-based restricted shares with a grant date value of approximately $1M. We will plan to grant you an additional 5,000 performance based restricted shares in 2019 and 2020. We will agree on meaningful performance criteria for these grants.

Stock Options
Upon hire, you will be granted 100,000 stock options. These stock options will be granted at fair market value at the time of grant and vest evenly over 4 years. This stock option grant will have a *grant date value* of approximately $6.6M. You should not expect any additional option grants over the next three years.

This proposal seeks to deliver approximately $3M annually...$1M via performance-based restricted shares and $2M in time-based stock options. The options are front-loaded to try to maximize realized value.

All stock (Cash EPS, Performance-Based Restricted Stock and Stock Options) require formal Compensation Committee approval which we will seek in our upcoming April meeting.

Benefits
You will be entitled to participate in the executive benefit program at no cost to you. Crystal Williams will provide details outlining eligibility, coverage level, etc.

Non-compete: Like all company executives, you will be required to sign the company's one year non-compete / non-solicitation agreement / non-disclosure as a condition of your employment.

Severance: Our executive severance policy is 6 months' salary continuation (e.g. does not include target bonus) in the unlikely event of termination not for cause. [Note: Termination for cause carries no severance.]

David, we hope this is an accurate representation of our discussions and matches your understanding. We look forward to you joining us on May 29, 2018.

Best Regards,

Ron Clarke

Ron Clarke, Chairman and CEO

cc: Crystal Williams

Agreed and Accepted, David Krantz

Date 5/22/18